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                                     EXHIBIT 2.1
                                          TO
                                 BRC HOLDINGS, INC.
                          REGISTRATION STATEMENT ON FORM S-3
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                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                               BRC HOLDINGS, INC.
                            (A DELAWARE CORPORATION)



                               BRC MERGER CORP. II
                              (A TEXAS CORPORATION)



                              THE PACE GROUP, INC.
                              (A TEXAS CORPORATION)



                             AND CERTAIN INDIVIDUALS


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     This Agreement and Plan of Merger (this "Agreement"), dated as of
September 5, 1996, is made by and between BRC HOLDINGS, INC., a Delaware corporation ("BRC"), BRC MERGER CORP. II, a Texas corporation and direct wholly owned subsidiary of BRC ("MC"), THE PACE GROUP, INC., a Texas corporation (the "Company") (MC and the Company being collectively referred to as the "Constituent Corporations"), RAY H. PACE, JAMES C. BAUMGARTEN, WILLIAM J. FOSICK, P. MICHAEL AUTREY, KAREN A. BRAYER AND RICHARD F. UGARTE (the "Individuals").

     In consideration of the mutual covenants and agreements contained herein, the parties hereto covenant and agree as follows:

                                    ARTICLE I
                                   THE MERGER

     1.1 MERGER. Upon the terms and subject to the conditions hereof, and in accordance with the provisions of the Texas Business Corporation Act (the "TBCA"), at the Effective Time (as hereinafter defined), MC shall be merged with and into the Company (the "Merger"), and the Company shall be the surviving corporation (the Company, in its capacity as the surviving corporation, is sometimes referred to herein as the "Surviving Corporation") and, as such, shall continue to be governed by the laws of the State of Texas. The terms and conditions of the Merger shall be governed by this Agreement and the form of Agreement of Merger attached hereto as EXHIBIT "A" (the "Agreement of Merger"). The Constituent Corporations, subject to the approval of their respective shareholders in accordance with the provisions of this Agreement, adopt this Agreement, together with the foregoing form of Agreement of Merger, as a "plan of reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

     1.2 CONTINUATION OF CORPORATE EXISTENCE. Except as may otherwise be set forth herein, the corporate existence and identity of the Company, with all its purposes, powers, franchises, privileges, rights and immunities, shall continue unaffected and unimpaired by the Merger, and the corporate existence and identity of MC, with all its purposes, powers, franchises, privileges, rights and immunities, at the Effective Date shall be merged with and into that of the Company, and the Surviving Corporation shall be vested fully therewith and the separate corporate existence and identity of MC shall thereafter cease except to the extent continued by statute.

     1.3 EFFECTIVE TIME, EFFECTIVE DATE. The Merger shall become effective (the "Effective Time") upon the issuance of a Certificate of Merger relating to the Merger by the Secretary of State of the State of Texas.

     1.4  CORPORATE GOVERNANCE.

          (a) The Articles of Incorporation of the Company, as in effect at the Effective Time, shall continue in full force and effect and shall constitute the Articles of Incorporation of the Surviving Corporation.

          (b) The Bylaws of the Company, at the Effective Time, shall continue in full force and effect and shall constitute the Bylaws of the Surviving Corporation.

          (c) The person or persons who are the directors of MC immediately prior to the Effective Time, shall after the Effective Time serve as the directors of the Surviving Corporation until their successors have been duly elected and qualified in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. The persons who are officers of MC immediately prior to the Effective Time shall, after the Effective Time, serve as the officers of the Surviving Corporation until their successors have been duly elected and qualified in accordance with the Bylaws of the Surviving Corporation. In addition, certain officers of the Company designated by BRC prior to the Effective Time shall be officers of the Surviving Corporation following the Effective Time until their successors have been duly elected and qualified.

     1.5 RIGHTS AND LIABILITIES OF THE SURVIVING CORPORATION. The Surviving Corporation shall have the following rights and obligations:

          (a) The Surviving Corporation shall have all the rights, privileges, immunities and powers and shall be subject to all the duties and liabilities of a corporation organized under the laws of the State of Texas.

          (b) The Surviving Corporation shall possess all of the rights, privileges, immunities and franchises, of either a public or private nature, of the Company and MC and all property, real, personal and mixed, and all debts due on whatever account, including subscription to shares, and all other intangible property rights, contract rights and causes of action, and every other interest of or belonging or due to the Company and MC shall be taken and deemed to be transferred or invested in the Surviving Corporation without further act or deed.

          (c) At the Effective Time, the Surviving Corporation shall thereafter be responsible and liable for all liabilities and obligations of the Company and MC, and any claim existing or action or proceeding pending by or against the Company or MC may be prosecuted as if the Merger had not occurred, or the Surviving Corporation may be substituted in its place. Neither the rights of creditors nor any liens upon the property of the Company or MC shall be impaired by the Merger.

     1.6 CLOSING. Consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at such time as the Company and BRC shall mutually agree ("Closing Date"). Unless otherwise agreed by the Company and BRC, the Closing shall occur on the day (the "Effective Date") during which the Effective Time shall occur. Closing shall occur at the offices of Arter & Hadden, 1717 Main Street, Suite 4100, Dallas, Texas. Each party will cause to be prepared, executed and delivered all appropriate and customary documents as any party or its counsel may reasonably request for the purpose of consummating the transactions contemplated by this Agreement. All actions taken at the Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed.

                                   ARTICLE II
                   CONVERSION OF SHARES; TREATMENT OF OPTIONS

     2.1  CONVERSION OF SHARES.

          (a) The shares of Common Stock of BRC, $0.10 par value (the "BRC Common Stock") and the shares of Common Stock of MC that are outstanding immediately prior to the Effective Time shall remain outstanding after the Effective Time. Each share of Common Stock of MC shall be converted into one share of the Common Stock of the Surviving Corporation.

          (b) At the Effective Time, except as provided in Sections 2.3 and 8.4 hereof, each holder of issued and outstanding shares of Common Stock, $.001 par value per share, of the Company (the "Company Common Stock") shall be entitled to receive in exchange therefor, that number of shares of BRC Common Stock equal to the number of shares of Company Common Stock owned by such holder multiplied by the Exchange Rate. Each share of Company Common Stock held in the treasury of the

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     Company, if any, shall be cancelled as of the Effective Time and no portion of the Merger Consideration (as hereinafter defined) shall be payable with respect thereto. The Exchange Rate shall be calculated in accordance with the following formula:

                                        14,500,000
                    Exchange Rate =     ----------
                                        MP x OS
     where:

     MP = $33.50.

     OS = The aggregate number of issued and outstanding shares, excluding treasury shares, of Company Common Stock at the Effective Time.

          (c) The Exchange Rate and the calculations described herein shall be subject to appropriate adjustment in the event of a stock split, stock dividend or recapitalization subsequent to the date of this Agreement applicable to shares of Company Common Stock or BRC Common Stock held of record on or before the Effective Date. As used in this Agreement, "Merger Consideration" shall be equal to the gross number of shares of BRC Common Stock exchanged by BRC for the Company Common Stock which number shall equal 14,500,000/MP.

     where:

     MP = As defined in Section 2.1(b) above.

     2.2 FRACTIONAL SHARES. No scrip or fractional shares of BRC Common Stock shall be issued in the Merger. All fractional shares of BRC Common Stock to which a stockholder of the Company would otherwise be entitled at the Effective Time shall be aggregated. If a fractional share results from such aggregation, such stockholder of the Company shall be entitled, after the later of (a) the Effective Time or (b) the surrender of such stockholder's stock certificates which represent shares of Company Common Stock, to receive from BRC an amount in cash, in lieu of such fractional share, based on MP (as defined in 2.1(b) above).

     2.3  DISSENTING SHARES.

          (a) To the extent that appraisal rights are available under the TBCA, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that have not been voted for adoption of the Merger and with respect of which appraisal rights have been properly demanded in accordance with the applicable provisions of the TBCA ("Company Dissenting Shares") shall not be converted into the right to receive the consideration provided for in Sections 2.1 and 2.2 at or after the Effective Time unless and until the holder of such shares withdraws his demand for such appraisal (in accordance with the applicable provisions of the TBCA) or becomes ineligible for such appraisal. If a holder of Company Dissenting Shares withdraws his demand for such appraisal (in accordance with the applicable provisions of the TBCA) or becomes ineligible for such appraisal, then, as of the Effective Time or the occurrence of such event, whichever later occurs, such holder's Company Dissenting Shares shall cease to be Company Dissenting Shares and shall be converted into and represent the right to receive the consideration provided for in Sections 2.1 and 2.2.

          (b) After the Effective Time, the Company, as the Surviving Corporation, shall be the entity obligated to pay the fair value of any shares held by any stockholder of the Company who has complied with the requirements of the TBCA for recovery of the fair value of his or her shares of the Company Common Stock.

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     2.4  EXCHANGE OF SHARES.

          (a) Promptly after the Effective Date, BRC shall cause its transfer agent (the "Agent") to mail to each record holder of certificates representing Company Common Stock (the "Certificates"), a letter of transmittal and instructions for use in effecting the surrender of the Certificates and any payment for fractional shares. Subject to Section 8.4, upon surrender to the Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate or certificates and cash, if applicable, representing his, her or its percentage of the Merger Consideration as provided in this Article II and such surrendered Certificate shall then be cancelled. Any certificate representing shares of BRC Common Stock issued pursuant hereto shall bear such restrictive legend or legends as BRC shall deem reasonably necessary to assure compliance with applicable securities laws. If issuance is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of issuance that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such issuance shall pay transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate or Certificates surrendered or established to the satisfaction of BRC that such tax has been paid or is not applicable. No provision of this Section 2.4(a) shall modify or waive the provisions of Sections 2.4(b), 3.9 or 8.4. Until surrendered in accordance with the provisions of this Section 2.4, each Certificate shall represent for all purposes only the right to receive the record holder's applicable percentage of the Merger Consideration.

          (b) At and after the Effective Time there shall be no transfers of shares of Company Common Stock, or the rights to receive a part of the Merger consideration represented thereby, which were outstanding immediately prior to the Effective Time on the stock transfer books of the Company. If, after the Effective Time, Certificates are presented to BRC, they shall be cancelled and exchanged for that part of the Merger Consideration provided in this Article II.

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to BRC as follows:

     3.1 ORGANIZATION; QUALIFICATION. Each of the Company and The Pace Group Services, Inc., a Texas corporation (the "Subsidiary") is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Each of the Company and the Subsidiary has full corporate power and authority to own and lease all of the properties and assets it now owns and leases and to carry on its business as now being conducted. Except as reflected on SCHEDULE 3.1, each of the Company and the Subsidiary is duly qualified as a foreign corporation and is in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to so qualify would not have a material adverse effect on their combined financial condition or results of operations (a "Material Adverse Effect").

     3.2 AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has full power and authority (corporate and otherwise) to execute, deliver and perform this Agreement and, subject to the approval of the Merger by the shareholders of the Company, to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement and the other documents contemplated hereby, and the consummation of the transactions contemplated hereby, have been or will be duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings (other than statutorily required shareholder approval) on the part of the Company are necessary with respect thereto. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against it and against the Individuals in accordance with its terms.

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     3.3  CAPITALIZATION.

          (a) The authorized capital stock of the Company consists of 1,000,000 shares of Company Common Stock, of which, as of the date hereof, 91,505 shares of Company Common Stock are validly issued and outstanding, fully paid and nonassessable. There are 8,995 shares of Company Common Stock held in the treasury of the Company. SCHEDULE 3.3 sets forth an accurate and complete list of the shareholders of the Company and the number of shares of Company Common Stock owned thereby. No shares of capital stock of the Company have been issued or disposed of in violation of any preemptive rights of any shareholders of the Company or any other person. There is no outstanding subscription, contract, convertible or exchangeable security, option, warrant, call or other right obligating the Company to issue, sell, exchange or otherwise dispose of, or to purchase, redeem or otherwise acquire any ownership interest of the Company or any securities convertible into any ownership interest of the Company. There are no voting trusts, shareholders agreements or other voting arrangements by or between the shareholders of the Company, whether or not the Company is a party thereto except as disclosed on SCHEDULE 3.3. Except as set forth on
     SCHEDULE 3.3 hereto, no distribution, payment or dividend of any kind has been declared, paid or distributed by the Company on or with respect to any of its capital stock at any time on or after August 31, 1995.

          (b) The authorized capital stock of the Subsidiary consists of 1,000,000 shares of Common Stock $0.01 par value per share (the "Subsidiary Stock"), of which, as of the date hereof, 1,000 shares are validly issued and outstanding, fully paid and nonassessable. There are no shares of Subsidiary Stock held in the treasury of the Subsidiary. Other than shares of Subsidiary Stock held in the treasury of the Subsidiary, the Company is the record and beneficial holder of all issued and outstanding shares of Subsidiary Stock. No shares of capital stock of the Subsidiary have been issued or disposed of in violation of any preemptive rights of any person. There are no options or warrants to purchase any shares of Subsidiary Stock, and there is no outstanding subscription, contract, convertible or exchangeable security, option, warrant, call or other right obligating the Subsidiary to issue, sell, exchange or otherwise dispose of, or to purchase, redeem or otherwise acquire any ownership interest in the Subsidiary or any securities convertible into ownership interests of the Subsidiary.

     3.4 SUBSIDIARIES; AFFILIATES. Other than the Subsidiary, the Company does not own, except as described on SCHEDULE 3.4, any equity, profit sharing, participation or other interest in any entity. The Company does not have any loans outstanding to any of its affiliates or any entity controlled by or under common control with any of its affiliates.

     3.5 GOVERNMENTAL CONSENTS AND APPROVALS. Other than filing Articles of Merger as described herein, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby by the Company and the Individuals require no consent, approval, order or authorization of, action by or in respect of, or registration or filing with, any governmental body court, agency, or authority by the Company or any of the Individuals.

     3.6 NO VIOLATIONS. Except as listed on SCHEDULE 3.6, the execution, delivery and performance of this Agreement and the Agreement of Merger by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with the provisions hereof do not and will not (a) conflict with or result in any material breach or violation of any provision of the Articles of Incorporation or Bylaws of the Company or the Subsidiary, (b) result in a default, or give rise to any right of termination, cancellation or acceleration or loss of any material benefit, or require the consent, approval, waiver or other action by any person, entity or authority under any of the provisions of any note, bond, mortgage, indenture, license, trust, agreement, lease or other instrument or obligation to which the Company or the Subsidiary is a party or by which the Company or the Subsidiary may be bound, (c) result in the creation or imposition of any lien, pledge, security interest, obligation, restriction or other encumbrance on any of the property of the Company or the Subsidiary, (d) violate any territorial restriction on the business of the Company or any noncompetition or similar arrangement, or (e) violate any judgment, order, writ, injunction, decree, statute, rule or regulation applicable to the Company or the Subsidiary. The Company makes no representation or warranty regarding the effect of this Agreement, or the transactions contemplated hereby, on any agreement or arrangement to which BRC or any affiliate of BRC is a party.

     3.7 SHAREHOLDERS. Each of the persons set forth on SCHEDULE 3.3 is actively involved in the business and affairs of the Company and has full access to all material financial and other information concerning the Company, its assets, businesses and affairs, has sufficient experience in financial matters to make an informed decision regarding the execution, delivery and performance of this Agreement and has had the opportunity to investigate BRC, its business and affairs and to ask for and receive such information with regard thereto as is necessary to making an informed investment decision with regard to the BRC Common Stock. None of the information provided by the Company to its shareholders, to the extent relating to the Company or its business, properties, management or prospects, contains any untrue statement of material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Company's shareholders has been provided with the Company Financial Statements (as subsequently defined) and the BRC reports (as subsequently defined).

     3.8 FINANCIAL STATEMENTS, ETC. The Company has furnished to BRC the Company's consolidated annual financial statements for the preceding three (3) fiscal years ending, including balance sheets as of, August 31, 1993, 1994 and 1995 and interim financial statements (including balance sheet) for the month ended July 31, 1996, together with related statements of income and supporting schedules and ledgers for such periods (collectively, the "Company Financial Statements"). The Company Financial Statements have been prepared from, and are in accordance with, the books and records of the Company and fairly present, in all material respects, the financial position of the Company and the Subsidiary as of the date thereof and the results of operations and changes in financial position therefor for the period then ended, in each case in conformity with generally accepted accounting principles, consistently applied (subject, in the case of unaudited statements, to normal year-end audit adjustments which will not be material in amount or effect). Since August 31, 1995, there has been no change in accounting principles applicable to, or methods of accounting utilized by, the Company, except as noted in the Company Financial Statements. The books and records of the Company have been and are being maintained in accordance with good business practice, reflect only valid transactions, are complete and correct in all material respects, and fairly present in all material respects a basis for the financial position and results of operation of the Company set forth in the Company Financial Statements.

     3.9 POOLING. To the Company's knowledge, after due inquiry, there are no facts or circumstances related to the Company or the Individuals which would negate the availability of pooling-of-interests accounting treatment (as determined in accordance with Accounting Principles Board Opinion No. 16 and the rules and regulations of the Securities and Exchange Commission ("SEC")) for the transactions contemplated by this Agreement. All options issued by Ray H. Pace to other Individuals to purchase shares of the Company Common Stock outstanding as of March 15, 1996 have been fully exercised or terminated. To the extent exercised, such options were exercised strictly in accordance with their respective terms, and no loans or other compensation were provided by the Company, directly or indirectly, in connection therewith.

     3.10 LIABILITIES. SCHEDULE 3.10 hereto sets forth a complete list of the liabilities and obligations of the Company and the Subsidiary of any nature, whether absolute, accrued, contingent or otherwise as of August 15, 1996 which individually exceed $10,000, or in the aggregate exceed $50,000. Each of such liabilities or obligations is fully reflected, accrued or reserved against, to the extent required by generally accepted accounting principles, on the July 31, 1996 balance sheet of the Company that has been given to BRC. Other than as set forth on SCHEDULE 3.10, neither the Company nor the Subsidiary is liable upon or with respect to, or obligated in any other way to provide funds in respect of or to guarantee or assume in any manner, any debt, obligation or liability of any person, corporation or other entity which individually exceed $10,000 or in the aggregate exceed $50,000, and the Company, after due inquiry, knows of no basis for the assertion of any such claims, liabilities or obligations.

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     3.11 TITLE TO AND CONDITION OF ASSETS AND PROPERTY.

          (a) Except as set forth on SCHEDULE 3.11 hereto and except for dispositions of assets in the ordinary course of business, the Company or the Subsidiary has good and marketable title to or valid leasehold interest in the assets reflected on the Company's balance sheet or acquired after the date thereof or used in its business.

          (b) No hazardous or toxic material (as hereinafter defined) exists in any structure located on, or exists on or under the surface of, any real property owned, leased or otherwise used by the Company, any predecessor or successor to the Company or affiliate of the Company in its business (the "Company Real Property"). Neither the Company nor the Subsidiary has ever been in material violation of any environmental law. For purposes of this section, "hazardous or toxic material" shall mean waste, substance, materials, smoke, gas or particulate matter designated as hazardous, toxic or dangerous under any environmental law. For purposes of this section, "environmental law" shall include the Comprehensive Environmental Response Compensation and Liability Act, the Clean Air Act, the Clean Water Act and any other applicable federal, state or local environmental, health or safety law, rule or regulation relating to or imposing liability or standards concerning or in connection with hazardous, toxic or dangerous waste, substance, materials, smoke, gas or particulate matter. There are not any environmental assessments or audits of the Company or any of its assets.

     3.12 INVESTIGATION OR LITIGATION. Except as disclosed on SCHEDULE 3.12 hereto, (i) no material investigation or review by any governmental entity with respect to the Company or the Subsidiary, including without limitation, investigations or reviews relating to hazardous substances, pollution or the environment, discrimination in employment, trade practices, and competition in pricing is pending or, to the best of the Company's knowledge, threatened, nor has any governmental entity indicated in writing to the Company or the Subsidiary an intention to conduct any such investigation or review, and (ii) there is no action, suit or proceeding pending, or, to the best of the Company's knowledge, threatened against the Company or the Subsidiary at law or in equity, or before any federal, state, municipal or other court or authority of competent jurisdiction.

     3.13 ABSENCE OF CHANGES. Since August 31, 1995, the business of the Company and the Subsidiary have been operated in the ordinary course consistent with past practice, other than changes that have not had, and are not reasonably expected to have, a Material Adverse Effect on the business of the Company or the Subsidiary.

     3.14 PENSION MATTERS

          (a) SCHEDULE 3.14 contains a list of all employee benefit plans relating to employee benefits with respect to which the Company or the Subsidiary has or may incur any future or contingent, obligations, including without limitation, all plans, agreements or arrangements relating to deferred compensation, pensions, profit sharing, retirement income or other benefits, stock purchase and stock option plans, bonuses, severance agreements, health benefits, insurance benefits and all other employee benefits or fringe benefits (collectively, the "Plans").

          (b) Each Plan has been administered and operated in all material respects in accordance with its terms and applicable law. Except as listed on SCHEDULE 3.14 hereto, none of the Plans require "qualification" within the meaning of Section 401(a) of the Code. No liability under ERISA or similar statute has been incurred or, based upon existing facts, may be expected to be incurred with respect to any Plan, that would, individually or in the aggregate, be material in amount.

          (c) Neither the Company nor the Subsidiary has engaged in any transaction in connection with which it, directly or indirectly, will be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code. No liability of the Pension Benefit Guaranty Corporation (the "PBGC") has been or is expected to be incurred with respect to any Plan by the Company or the Subsidiary. The Company has not and the Subsidiary has not instituted proceedings to terminate any Plan. No "reportable event" within the meaning of Section 4043(b) of ERISA has occurred with respect to any Plan. There exists no condition or set of circumstances that presents a material risk of termination or partial termination of any Plan which would result in liability on the part of the Company or the Subsidiary to the PBGC.

          (d) Full payment has been made or accrued (in a manner consistent with past practice) of all amounts that the Company or the Subsidiary was or will be required under the terms of any Plan to have paid as contributions to such Plan on or before the Closing Date, and no accumulated funding deficiencies (as defined in Section 302 of ERISA and Section 4012 of the Code), whether or not waived, exists with respect to any such Plan and any contributions or distributions of securities related to calendar year 1994 shall have been consummated.

          (e) Other than claims in the ordinary course for benefits under the Plans, there are no actions, suits, claims or proceedings, pending or, to the knowledge of the Company, threatened, nor does there exist any basis therefor, that would result in any liability with respect to any Plan or trust thereof to the Company or the Subsidiary which would, individually or in the aggregate, be material in amount.

          (f) No Plan is subject to Title IV of ERISA or is a multi-employer plan within the meaning of Section 3(37) of ERISA.

          (g) No termination or partial termination of any Plan in accordance with its terms will result in any liability to the Company or the Subsidiary.

     3.15 EMPLOYMENT AND LABOR MATTERS. Except as set forth on SCHEDULE 3.15, the Company does not and the Subsidiary does not have any obligations, contingent or otherwise, under any employment, commission, royalty or consulting agreement. The Company and the Subsidiary are in substantial compliance with all federal, state or other applicable laws, domestic or foreign, regarding employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice.
No employee of the Company or the Subsidiary is in violation of any term of any employment contract, or any other contract or agreement with or any restrictive covenant or any other common law obligation to a former employer relating to the right of any such employee to be employed by the Company or the Subsidiary because of the nature of the business conducted or to be conducted by the Company or the Subsidiary or to the use of trade secrets or proprietary information of others, and the employment of their respective employees does not subject the Company or the Subsidiary to liability in connection with such covenants or agreements. Except as disclosed on SCHEDULE 3.15, there are no pending petitions for recognition of a labor union or association as the bargaining agent for any employees of the Company or their Subsidiary and, to the best knowledge of the Company, there are not presently any material organizing efforts by any union or other groups seeking to represent any presently unorganized employees of the Company or their Subsidiary as their bargaining agent. There are no labor strikes, work stoppages or other employment troubles, other than routine grievance matters, now pending or, to the best knowledge of the Company, threatened against the Company or their Subsidiary that would have a Material Adverse Effect.

     3.16 TAX MATTERS. The Company and the Subsidiary have duly filed all federal, state, county, local and foreign income, excise, sales, customs, property, withholding, social security and other tax and information returns and reports reasonably believed by the Company to be required to have been filed to the date hereof, or, in the alternative, has obtained extensions for filing in accordance with established procedures, and has paid or made provision for payment of all taxes (including interest and penalties) shown as due on the returns or reports, and with respect to all periods ending prior to January 1, 1996, except where failure to file would not have a Material Adverse Effect. Except for the California tax matter described on SCHEDULE 3.1, the Company and the Subsidiary have no material liability for any taxes of any nature whatsoever other than as shown on the Company's Financial Statements. The federal income tax returns of the Company have been audited or barred by applicable statute of limitations for all fiscal years to and including 1987, and all material deficiencies asserted as a result of such audits have been paid, fully settled or adequately provided for in the Company's Financial Statements.

     3.17 PROPRIETARY RIGHTS. The Company owns or validly licenses the right to use all technology, proprietary information, know-how, ideas (patented or unpatented), data, licenses, customer lists, processes, formulas, trade secrets, telephone numbers, computer software, computer programs, designs, inventions, trademarks, trademark registrations and applications therefor, registered and common law copyrights, and registered copyright applications, trade names (whether or not registered or registrable), service marks, service mark registrations and applications therefor (collectively, the "Proprietary Rights") necessary to conduct the business of the Company and the Subsidiary as the business is presently being conducted. SCHEDULE 3.17 sets forth a complete and correct list (including, where applicable, registration numbers and dates of filing, renewal and termination) of all material Proprietary Rights. Except as reflected on SCHEDULE 3.17, no consent or approval of any third party will be required for the use of the Proprietary Rights by the Company and the Subsidiary after the consummation of the transactions contemplated hereby and the transactions hereunder will not result in any breach of any agreement relating to any Proprietary Rights. No claim or opposition has been asserted by any person or entity to the ownership of or the Company's or the Subsidiary's right to use any of the Proprietary Rights or challenging or questioning the validity or effect of any license or agreement relating thereto, and there is no valid basis for any such claim or assertion. The Company or the Subsidiary has ownership of, or valid licenses to use all of, the Proprietary Rights. Each of the Proprietary Rights is valid and subsisting, has not been cancelled, abandoned or otherwise terminated and, if applicable, has been duly asserted, registered and filed except as disclosed on SCHEDULE 3.17. The Proprietary Rights owned by the Company or the Subsidiary are owned free and clear of all liens. The Company or the Subsidiary has taken all reasonable steps to establish and preserve its ownership of all Proprietary Rights except as disclosed on SCHEDULE 3.17. The Company's or the Subsidiary's use of the Proprietary Rights will not, and the conduct of the business as presently conducted does not, infringe on or violate the rights of any other person or entity. No proceedings have been instituted, are pending or are, to the knowledge of the Company, threatened that challenge or oppose the rights of the Company and the Subsidiary with respect to any of the Proprietary Rights. The Company has not received any notice or inquiry from any person or entity of any alleged infringement by the Company or the Subsidiary of any intellectual property right. Except as set forth on SCHEDULE 3.17, neither the Company nor the Subsidiary has given and neither is bound by any agreement of indemnification in connection with any Proprietary Rights or product or service sold or performed by it. Set forth on SCHEDULE 3.17 is a list of all confidentiality agreements and all other contracts, royalty agreements, licenses or other understandings or arrangements entered into relating to the Proprietary Rights and all such contracts are in full force and effect.

     3.18 NO BROKERS. Except as reflected on SCHEDULE 3.18, neither the Company nor the Subsidiary has employed any broker, agent or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

     3.19 RECORDS. The respective minute books, books of account, stock record books and other records of the Company and the Subsidiary, all of which have been or will be made available to BRC, contain accurate and complete (in all material respects) records of all corporate actions of the shareholders and Boards of Directors (and committees thereof) during the periods of time in which such minute books were maintained.

     3.20 LEGAL COMPLIANCE. Each of the Company and the Subsidiary has complied in all material respects with all applicable laws, rules, regulations and ordinances of any government or governmental agency having jurisdiction over it, its property or businesses including those relating to trademarks, trade names or copyrights, any zoning, occupational safety or environmental protection laws, any antitrust, trade regulation and trade practices laws or any laws relating to the employment of labor, other than such which, if not complied with, would not have a Material Adverse Effect. Neither the Company nor the Subsidiary is in violation of, or in default under, any terms or provisions of any mortgage, indenture, security agreement, lease, contract, agreement, instrument, or, arbitration, or judgment or decree.

     3.21 INSURANCE. All the insurance policies maintained by the Company and the Subsidiary are in full force and effect, all insurance premiums have been timely paid to date, and no such policy can be cancelled prior to Closing as a result of the Company's execution and delivery of this Agreement. Neither the Company nor the Subsidiary has received a notification from any such insurance company indicating that it intends to cancel any policy of insurance currently in effect. A description of each of the Company's and the Subsidiary's insurance policies is attached hereto as SCHEDULE 3.21.

     3.22 ACCOUNTS PAYABLE. SCHEDULE 3.22 contains a complete and accurate list of all the Company's and the Subsidiary's aged accounts payable at August 15, 1996, showing the name of each account creditor and the amount due to each by invoice number and date.

     3.23 PRODUCT AND SERVICE WARRANTIES. There is no claim against the Company or the Subsidiary on account of product or service warranties or with respect to the manufacture, sale or lease of products or performance of services, and there is no basis for any such claim on account of products heretofore manufactured, sold or leased or services performed.

     3.24 CONTRACTS; ORAL COMMITMENTS; DEFAULTS. The Company has provided BRC with, or otherwise made available to BRC, true and correct copies of all contracts of the Company and the Subsidiary (summaries of all oral commitments) that are material to the business of the Company or that would otherwise be required to be filed as a "material contract" pursuant to Item 601(b)(10) of Regulation S-K if the Company were a public company. There exists no material breach or default under any of such contracts that would have a Material Adverse Effect on the Company or the Subsidiary.

     3.25 DISCLOSURE.

          (a) The Company has delivered or made available to BRC complete and accurate copies of all documents listed on the schedules delivered as a part hereof and all other information requested for deciding whether to consummate the transactions hereby. No representation or warranty of the Company contained in this Agreement or statement in the schedules hereto contains any untrue statement. No representation or warranty of the Company contained in this Agreement or statement in the schedules hereto omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

          (b) The disclosures in the schedules hereto shall relate only to the representations and warranties in the Section of this Agreement to which they expressly relate and to no other representation or warranty in this Agreement.

          (c) In the event of any inconsistency between the statements in the body of this Agreement and those in the schedules hereto (other than an exception expressly set forth as such in the schedules in relation to a specifically identified representation or warranty), those in this Agreement shall control.

                                   ARTICLE IV
                      REPRESENTATIONS AND WARRANTIES OF BRC

     BRC represents and warrants to the Company and to each Individual as follows:

     4.1 ORGANIZATION; QUALIFICATION. BRC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. BRC has full corporate power and authority to own and lease all of the properties and assets it now owns and leases and to carry on its business as now being conducted. BRC is duly qualified as a foreign corporation and is in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to so qualify would not have a material adverse effect on the financial condition or results of operations (with respect to BRC, a "Material Adverse Effect") of BRC.

     4.2 AUTHORITY RELATIVE TO THIS AGREEMENT, CONFLICTS. BRC has full power and authority (corporate and otherwise) to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by BRC of this Agreement and the other documents contemplated hereby, and the consummation of the transactions contemplated hereby, have been or will be duly and validly authorized by the Board of Directors of BRC and no other corporate proceedings on the part of BRC are necessary with respect thereto. This Agreement has been duly and validly executed and delivered by BRC, and constitutes a legal, valid and binding obligation of BRC, enforceable against it in accordance with its terms. The execution and delivery of this Agreement and the Agreement of Merger do not, and the consummation of the transactions contemplated hereby and thereby will not, violate any provision of the Certificate of Incorporation or Bylaws of BRC, and will not violate any provision of, or result in the breach or acceleration of or default under or require any consent or approval of a third party not obtained prior to the Effective Date, of any mortgage, indenture, loan agreement, note, debenture, security agreement, lease, contract, agreement, instrument, order, arbitration award, judgment or decree to which BRC or any subsidiary of BRC is a party or by which BRC or any subsidiary of BRC is bound, except for any violation, breach acceleration, default or consent or approval the occurrence of which or the failure to obtain of which, as the case may be, would not have a Material Adverse Effect.

     4.3 CAPITALIZATION. The authorized capital stock of BRC consists of 20,000,000 shares of BRC Common Stock and 2,000,000 shares of Preferred Stock, $10.00 par value, of which, as of August 15, 1996, 6,499,056 shares of BRC Common Stock are validly issued and outstanding, fully paid and nonassessable. As of August 15, 1996, there were 1,761 shares of BRC Common Stock held in the treasury of BRC.

     4.4 DIVIDENDS AND DISTRIBUTIONS. From December 31, 1993 to the date hereof, BRC has not declared or paid any dividends on any shares of its capital stock, nor has it made any other payments or distributions thereon to its shareholders.

     4.5 BRC REPORTS; FINANCIAL STATEMENTS. BRC has made available to the Company (i) each registration statement, proxy statement and information statement prepared by it since December 31, 1993, (ii) BRC's Annual Report on Form 10-K for the fiscal years ended December 31, 1993, December 31, 1994, and December 31, 1995, and BRC's Quarterly Report on Form 10-Q for the first and second fiscal quarters of 1996, and (iii) each of BRC's Reports on Form 8-K relating to an event or transaction occurring since December 31, 1992, each in the form (including exhibits) filed with the SEC (collectively, the "BRC Reports"). Except as described on SCHEDULE 4.5, each of the consolidated balance sheets included in or incorporated by reference into the BRC Reports (including the related notes and schedules) fairly presents, in all material respects, the consolidated financial position of BRC and its subsidiaries as of its date, and each of the consolidated statements of income and of cash flow included in or incorporated by reference into the BRC Reports (including any related notes and schedules) fairly presents, in all material respects, the results of operations, retained earnings and cash flows, as the case may be, of BRC and its subsidiaries for the periods set forth therein (subject, in the case of unaudited statements to normal year-end audit adjustments which will not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods.

     4.6 SHAREHOLDER INFORMATION. The BRC Reports, together with the other information concerning BRC provided to the Company pursuant hereto will, as a whole, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     4.7 DUE AUTHORIZATION. Not later than the Closing Date, the Board of Directors of BRC shall have duly authorized this Agreement, the Articles of Merger and the transactions contemplated hereby and thereby.

     4.8  LITIGATION AND CONTINGENT LIABILITIES.  Except as set forth on
SCHEDULE 4.8, BRC has no litigation or contingent liabilities that are required to be disclosed in the BRC Reports that are not disclosed therein or which would be required to be disclosed if such matters were pending or overtly threatened as of the end of the fiscal period reflected in such reports.

     4.9 EMPLOYMENT MATTERS. Except as disclosed in the BRC Reports, there are no pending petitions for recognition of a labor union or association as the bargaining agent for any employees of BRC or any BRC subsidiary and, to the best knowledge of BRC, there are not presently any material organizing efforts by any union or other group seeking to represent any presently unorganized employees of BRC or any BRC subsidiary as their bargaining agent. There are no labor strikes, work stoppages or other employment troubles, other than routine grievance matters, now pending or, to the best knowledge of BRC, threatened, against BRC or any BRC subsidiary that would have a Material Adverse Effect.

     4.10 TAX MATTERS. BRC and each BRC subsidiary have duly filed all federal, state, county, local and foreign income, excise, sales, customs, property, withholding, social security and other tax and information returns and reports reasonably believed to be required to have been filed by them to the date hereof, or, in the alternative, have obtained extensions for filing in accordance with established procedures, and have each paid or made provision for payment of all taxes (including interest and penalties) shown as due on the returns and reports, and with respect to all periods ending prior to, January 1, 1996 except where failure to file would not have Material Adverse Effect. BRC and each BRC subsidiary have no material liability for any taxes of any nature whatsoever other than as shown on BRC's Consolidated Balance Sheet as of December 31, 1995 included in the BRC Reports, for the period then ended and all years and periods prior thereto. The federal income tax returns of BRC and its subsidiaries have been audited or barred by applicable statute of limitations for all fiscal years to and including 1987, and all material deficiencies asserted as a result of such audits have been paid, fully settled or adequately provided for in BRC's Consolidated Balance Sheet as of December 31, 1995 included in the BRC Reports.

     4.11 ABSENCE OF CERTAIN CHANGES. Except as disclosed in the BRC Reports, since December 31, 1995, BRC and each BRC subsidiary have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and, except as set forth on the list attached hereto as SCHEDULE 4.11, there has not been (i) any material adverse change in the financial condition, earnings or business; or (ii) any change by BRC in accounting principles, practices or methods that would be required to be disclosed in the BRC Reports pursuant to the rules and regulations promulgated by the SEC. Since December 31, 1995, except as provided for herein or as disclosed in the BRC Reports and other than in the ordinary course of business and in a manner consistent with past practices or where same is not required by applicable law to be disclosed in the BRC Reports, neither BRC nor any BRC subsidiary has: (1) authorized the creation or issuance of or issued, sold or disposed of or created any obligation to issue, sell or dispose of any capital stock, equity interest, notes, bonds or other securities, or obligations convertible into or exchangeable for any stock, equity interest, notes, bonds or other securities, or any option to purchase any of the foregoing; (2) declared, set aside or made any dividend payment or other distribution on its capital stock or equity payment or other distribution on its capital stock or equity interests, or directly or indirectly redeemed, purchased or otherwise acquired any shares or portion thereof or entered into any agreement in respect of the foregoing or effected any stock split, reclassification or combination; (3) adopted a plan of complete or partial liquidation, dissolution, restructuring or reorganization; (4) amended its certificate of incorporation or bylaws; (5) merged or consolidated with or into any entity or enterprises or sold, leased, abandoned or otherwise disposed of all or substantially all of its assets or acquired the stock, equity interests or assets of any entity or enterprise; (6) purchased, sold, assigned or transferred any material tangible assets or any patent, trademark, trade name, copyright, license, franchise, construction permit or other intangible assets or property, mortgaged, pledged or granted or suffered to exist any lien, security interest or other encumbrance or charge on any material assets or properties, tangible or intangible, except for liens for taxes not yet due and such other liens, security interests, encumbrances or charges that do not have a Material Adverse Effect or waived any rights of material value or cancelled any material debts or claims; (7) incurred any indebtedness for borrowed money or liability or obligation (absolute or contingent), in each case other than such which are not material; (8) entered into any material contracts or agreements or material amendments or modifications to material contracts or agreements; (9) incurred any damage, destruction or similar loss (whether or not covered by insurance), or otherwise suffered any loss, in each case other than such which are not material; or (10) entered into any commitment, written or oral (other than this Agreement), to do any of the things described in this Section 4.11.

     4.12 LEGAL COMPLIANCE. Except as set forth on SCHEDULE 4.12, BRC and each BRC subsidiary have complied in all material respects with all applicable laws, rules, regulations and ordinances of each, governmental or governmental agency having jurisdiction over it, its property or businesses, including those relating to trademarks, trade names or copyrights, and any zoning, occupational safety or environmental protection laws, any antitrust, trade regulation and trade practices laws or any laws relating to the employment of labor, other than such which, if not complied with, would not have a Material Adverse Effect. Neither BRC, nor any BRC subsidiary, is in violation of, or in default under, any terms or provisions of any mortgage, indenture, security agreement, lease, contract, agreement, instrument, order, arbitration award, judgment or decree other than such violations or defaults which do not have a Material Adverse Effect.

     4.13 TAX FREE REORGANIZATION.

          (a) BRC has no present plan or intention following the Effective Time to cause the Company to issue additional shares of stock that would result in BRC losing control of the Company within the meaning of Section 368(c) of the Code.

          (b) BRC has no present plan or intention following the Effective Time to reacquire any shares of BRC Common Stock issued in the Merger.

          (c) BRC has no present plan or intention following the Effective Time to liquidate the Company, merge the Company with or into another corporation, sell or otherwise dispose of the stock of the Company, or cause the Company to sell or otherwise dispose of any of its assets or of any of the assets acquired by it from MC, except for dispositions made in the ordinary course of business or transfers of assets to corporations controlled by the Company.

          (d) BRC and MC are not investment companies as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

          (e) MC is a recently formed corporation that is wholly owned directly by BRC, and MC has never owned or held any assets and has never incurred any liabilities, except for assets transferred to MC in connection with its incorporation, all of which assets will be held by the Company immediately following the Merger.

          (f) Neither BRC nor any of its subsidiaries own, nor have any of them owned during the past five years, any capital stock of the Company.

          (g) MC will have no liabilities assumed by the Company and will not transfer to the Company any assets subject to liabilities in the Merger.

          (h) BRC and MC will pay their respective expenses, if any, and will not pay any expenses of the Company or the Individuals incurred in connection with the transaction.

          (i) There is no intercorporate indebtedness between the Company (or its subsidiaries) and BRC (or its subsidiaries).

     4.14 GOVERNMENTAL CONSENTS AND APPROVALS. The execution, delivery and performance by BRC of this Agreement and the consummation of the transactions contemplated hereby by BRC require no consent, approval, order or authorization of, action by or in respect of, or registration or filing with, any governmental body, court, agency or authority.

                                    ARTICLE V
                              ADDITIONAL COVENANTS

     5.1 NOTICE OF ANY MATERIAL CHANGE. Each of the Company and BRC shall, promptly after the first notice or occurrence thereof but not later than the Closing Date, advise the other in writing of any event or the existence of any state of facts that (a) would make any of its representations and warranties in this Agreement untrue in any material respect; or (b) would otherwise constitute a material adverse change in its financial position or results of operations.
No notice hereunder will have any effect for the purpose of determining the satisfaction of or compliance with the conditions to the obligations of the parties set forth elsewhere in this Agreement.

     5.2 COOPERATION. Each of the Company, the Individuals and BRC shall use its best efforts to:

          (a) proceed promptly to make or give the necessary applications, notices, requests and filings to obtain at the earliest practicable date and, in any event, before the Closing Date, the approvals, authorizations and consents necessary to consummate the transactions contemplated by this Agreement;

          (b) cooperate with and keep the other informed in connection with this Agreement; and

          (c) take such actions as the other party may reasonably request to consummate the transactions contemplated by this Agreement and use its best efforts and diligently attempt to satisfy, to the extent within its control, all conditions precedent to the obligations to close this Agreement.

     5.3 SHAREHOLDER MEETING. Each of the Company and MC shall as soon as practicable take all steps necessary to duly call, give notice of, convene and hold, as soon as practicable, a special meeting of its shareholders (or a unanimous consent of the shareholders in lieu of such meeting) for the purpose of adopting and approving the Merger and all actions that require the approval of MC's and the Company's shareholders under applicable law. The Board of Directors of the Company has determined by the unanimous vote of all of its directors that the Merger is advisable and in the best interest of its shareholders, and, to the extent consistent with its fiduciary obligations, will unanimously recommend to the shareholders the adoption and approval of the Merger and the transactions contemplated hereby. If, at the special meeting of the shareholders of the Company, less than ninety-five percent (95%) of shares of Company Common Stock required to duly approve this Agreement and the Merger would be voted in favor thereof, at the request of BRC, the Company will, to the extent consistent with its Board's fiduciary obligations, adjourn the special meeting on one or more occasions to a convenient date not later than thirty (30) days after the original date of the special meeting and will use its best efforts to solicit from its shareholders proxies in favor of approving the Merger.

     5.4 PUBLIC ANNOUNCEMENTS. The parties agree to consult with each other prior to making any public announcement or other public disclosure concerning the transactions contemplated by this Agreement. Except as otherwise required by law or regulations (including, without limitation, those laws and regulations promulgated by or for the SEC), neither party may make a public announcement regarding the Merger or the transactions contemplated by this Agreement without the prior written consent of the other party. Without limiting the foregoing, the parties, subject to complying with their obligations under applicable law, do not currently intend to make any announcement concerning the transactions proposed hereby prior to the Effective Date.

     5.5 ACCESS; CONFIDENTIALITY. From the date of this Agreement until the Effective Date, the Company and BRC shall each provide the other with such information and permit the other's officers and representatives such access during normal business hours to their respective properties and records as the other may from time to time reasonably request if, and to the extent that any such investigation shall be conducted in such manner as not to interfere unreasonably with the operation of the business of the other or the other's subsidiaries. No such investigation shall alter or diminish any of the representations or warranties made under this Agreement. The Company and BRC each recognize, acknowledge and agree that any of the information to be provided hereunder is proprietary to the business of the other (hereinafter "Confidential Information"). By way of illustration, but not limitation, Confidential Information shall include trade secrets, processes, formulas, data, know-how, software, documentation, object code, standards, specifications, inventions, customer information, accounting data and the like. The Company and BRC agree, therefore, except as directed in writing by the other party, neither party will at any time during or after the term of this Agreement, use or disclose any Confidential Information to any person or entity whatsoever, or permit any person whatsoever to examine and/or make copies of or reports or documents from any Confidential Information, and that upon termination of this Agreement, both parties shall turn over to the other all documents, papers and other matter in its possession or under its control (including copies and excerpts thereof and therefrom) that in any way relate to Confidential Information and shall deliver to the other a sworn statement to such effect. Confidential Information shall not include information which
(1) is or becomes generally available to the public other than as a result of a disclosure in breach of this Agreement or (2) is or becomes required by applicable law to be disclosed.

     5.6 CONDUCT OF BUSINESS PRIOR TO CLOSING DATE. Unless BRC and the Company agree otherwise, during the period pending the Closing Time, the Company and the Subsidiary and each of them:

          (a) shall not issue any additional shares of Company Common Stock or any equity securities of the Subsidiary or change the outstanding number of shares of Company Common Stock into a different number of shares or a different class by reason of reclassification, recapitalization, split-up, combination, exchange of shares, readjustment, stock split, stock dividend or otherwise;

          (b) shall not enter into any contract, agreement or arrangement not terminable on thirty days notice calling for the payment of money or the delivery of goods, services or other performance by the Company or the Subsidiary having an aggregate value of more than $5,000;

          (c) shall not issue, sell or grant options, warrants or rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance or sale of any of the capital stock of the Company or rights or obligations convertible into or exchangeable for any shares of the capital stock of the Company or the Subsidiary;

          (d) shall not declare, pay or set aside for payment any dividend or other distribution in respect of the capital stock or other equity securities of the Company or the Subsidiary or redeem, purchase or otherwise acquire any shares of the capital stock or other securities of the Company or the Subsidiary or rights or obligations convertible into or exchangeable for any shares of the capital stock or other securities of the Company or the Subsidiary;

          (e) shall not intentionally take any action that, and shall not intentionally fail to take any action the failure to take which, could reasonably be expected to cause or permit its representations and warranties contained in this Agreement to be untrue in any material respect at the Closing;

          (f)  shall not sell any assets not in the ordinary course of business;

          (g) shall conduct its operations in the ordinary and usual course of business consistent with past and current practices, and shall use its good faith efforts to maintain and preserve intact its assets, business organization and goodwill, to retain the services of its key officers and employees, and to maintain satisfactory relationships with suppliers, customers, and others having business relationships with it;

          (h) shall notify BRC of any emergency or other change in the normal course of business;

          (i) shall not settle, compromise or discharge any lawsuit, claim or proceeding or enter into an agreement to do any of the foregoing without the prior written consent of BRC;

          (j)  shall not acquire any shares of its capital stock;

          (k) shall not award or pay any increase in compensation or base salary or award or pay any special or cumulative bonus except for those payments described on SCHEDULE 5.6;

          (l) shall not enter into any employment, consulting, brokerage, royalty or commission agreement or arrangement;

          (m) shall not enter into, or modify any agreement, arrangement, understanding or transaction of any kind or character with any Individual or any person or entity affiliated or associated with any Individual;

          (n) shall deliver, promptly upon preparation thereof from time to time, balance sheets and related statements of income and supporting schedules and ledgers, for periods ending after the last date for which Company Financials have been provided;

          (o) shall not incur any liability outside of the ordinary course of business in excess of $10,000 with regard to all such liabilities; or

          (p) shall not enter into any agreement to do any of the things described in clauses (a) through (o) above.

     5.7 NO SOLICITATIONS. From the date hereof until the Closing Date or until this Agreement is terminated as provided in this Agreement, the Company shall not directly or indirectly, and shall not permit the Subsidiary to (i) solicit or initiate discussion with or (ii) enter into negotiations or agreements with, or furnish any information that is not publicly available to, any corporation, partnership, person or other entity or group (other than BRC, MC or their authorized representatives pursuant to this Agreement) concerning any proposal for an acquisition of substantial assets, sale or acquisition of shares of stock or securities or other takeover or business combination transaction (a "Company Acquisition Proposal") involving the Company or the Subsidiary, and the Company will instruct its and the Subsidiary's officers, directors, advisors and its financial and legal representatives and consultants not to take any action contrary to the foregoing provisions of this sentence. The Company will notify BRC promptly in writing if the Company becomes aware that any inquiries or proposals are received by, any information is requested from or any negotiations or discussions are sought to be initiated with, the Company with respect to a Company Acquisition Proposal.

     5.8  SECURITIES MATTERS.

          (a) In connection with the meeting of the Company's shareholders to be called pursuant to Section 5.3 hereof, the Company will prepare and/or deliver, as appropriate, to such shareholders the BRC Reports together with the information concerning the Company and the Subsidiary contemplated in
     Section 3.7. Thereafter, until the date of the meeting of shareholders contemplated in Section 5.3, or until the Closing Date, the Company will provide its shareholders with such additional information concerning the Company and the Subsidiary and their respective businesses, assets, financial condition and prospects as any such shareholders shall reasonably
     request.   Notwithstanding any provision of the foregoing to the contrary, it is the intent of the Company to conduct the solicitation and other transactions contemplated in this Section 5.8(a) in such a manner as to comply with one or more exemptions from the registration provisions of the Securities Act, including, but not limited to, Rule 505 thereunder, and any applicable state securities or blue sky laws. Each of the parties hereto shall use its or his best reasonable efforts to assure compliance with such exemptions from registration.

          (b) BRC agrees to use best efforts to file a Registration Statement on Form S-3 with the SEC on or before the fifteenth day following the Effective Time, to register the sale of the shares of BRC Common Stock constituting Merger Consideration, to the extent not otherwise covered by an effective registration statement, to use best efforts to cause such Registration Statement to become effective as promptly as practicable thereafter and, subject to applicable law, to maintain the effectiveness of such Registration Statement until the earlier of the sale of all of the shares registered thereby or the third anniversary of the Closing Date; provided, however, that each shareholder of the Company desiring to become a selling shareholder thereunder shall execute a normal and customary registration rights agreement with BRC in connection with the Closing, or thereafter, to, among other things, assure compliance with applicable securities laws and which registration rights agreement shall have customary provisions relating to the provision of information and indemnification. In connection with the registration described above, BRC will also register the BRC shares under such state securities laws as a selling shareholder may reasonably request. All expenses of registration (other than underwriting discounts and commissions) under the Securities Act and state securities laws in accordance with the foregoing, including registration, accounting, printing fees, and fees of attorneys of BRC, and the furnishing of copies of the prospectus and such amendments or supplements to the selling shareholders requesting same shall be borne by BRC. Prior to the Closing Date, the Company shall undertake to advise shareholders of the Company and all affiliates of the Company of the resale restrictions imposed by federal securities laws, including Rule 145 under the Securities Act, on shares of BRC Common Stock, received by them pursuant to and in connection with the Merger.

          (c) Subject to applicable law, the Company, the Individuals and BRC each agree to indemnify the other and its respective directors, officers, agents, employees, and each person who may be controlled by it or be under common control with BRC or the Company, respectively, within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and to hold each other harmless from and against any losses, claims, damages or liabilities, joint or several, to which they, or any of them, may become subject insofar as such losses,claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any alleged untrue statement of any material fact included in information pertaining to it and its subsidiaries contained or referred to in the Information Statement or the Registration Statement or upon any alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (d) Each of the Individuals acknowledges receipt of copies of the BRC Reports. In addition, each of the Individuals represents and warrants to BRC as follows:

               (i) that each Individual is actively involved in the business and affairs of the Company and has full access to all material financial and other information concerning the Company, its assets businesses and affairs as he deems necessary to a decision regarding an exchange of Company Common Stock for BRC Common Stock;

               (ii) that such Individual has sufficient experience in financial matters to make an informed decision regarding entering into this Agreement and consummating the transactions contemplated thereby;

               (iii) that such Individual has had the opportunity to investigate BRC, its businesses and affairs and to ask for and receive such information with regard thereto as is necessary to the making of an informed investment decision with regard to the BRC Common Stock; and

               (iv) that such Individual is acquiring the BRC Common Stock, as an investment and without any intent of distributing same, otherwise than pursuant to an effective registration statement or under an exemption from the registration provisions of the Securities Act.

     5.9  TAX-FREE REORGANIZATION.

          (a) BRC and the Company shall each use its best efforts to cause the Merger to be treated (and will not take or omit to take any action which would cause the Merger not to qualify) as a reorganization within the meaning of Section 368(a) of the Code.

          (b) To the extent permitted under applicable tax laws, the Merger shall be reported as a reorganization within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Code in all federal, state, and local tax returns after the Effective Time.

          (c) Each of BRC, the Company and the Subsidiary agrees that, after the date hereof (and except for the Merger and related transactions specifically contemplated by this Agreement), it will not take or omit to take any action which would cause the Merger not to qualify as a reorganization within the meaning of Section 368 of the Code, including without limitation:

               (1) any sale, exchange, distribution, transfer or other disposition of the assets of the Company that would cause the Merger to fail to satisfy the "continuity of business enterprise" requirement of Section 1.368-1(d) of the regulations promulgated pursuant to the Code or the "substantially all of the properties" requirements of
          Section 368(a)(2)(E) of the Code;

               (2) any reacquisition of shares of the Company's Common Stock or any equity securities of the Subsidiary that would result in BRC failing to obtain or losing control of the Company or the Subsidiary within the meaning of Section 368(c) of the Code.

     5.10 CONTINUATION OF NAME; ELECTION OF OFFICERS AND DIRECTORS.

          (a) BRC will cause the Company to continue its business operations under the name "The Pace Group, Inc." for a period of at least three (3) consecutive years immediately following the Closing.

          (b) BRC agrees to cause (A) the current officers of the Company to continue to serve in such capacities and (B) Ray Pace to serve as a director of the Company, each until the earlier of (i) the individual officer's/director's voluntary resignation from his/her position as an officer/director of the Company, or (ii) the termination of such individual's employment with the Company.

     5.11 STOCK OPTIONS. BRC covenants and agrees to grant to those employees of the Company deemed by BRC to be critical to the business of the Company (the "Key Employees") whose names are set forth on EXHIBIT B-1 options to purchase an aggregate of 235,000 shares of BRC Common Stock ("BRC Options"); provided, however, that the issuance of such BRC Options is subject to, among other terms and conditions contained in the Stock Option Agreement substantially in the same form as EXHIBIT B-2 attached hereto. The BRC Options shall bear an exercise price equal to the market price of the BRC Common Stock on the date of grant and 33.333% of such options shall vest on each of the three anniversary dates of the date of grant subject to continued employment through such date and the attainment by the Company of financial performance goals described in exhibits to the Option Agreement attached hereto as EXHIBIT B. Such BRC Options shall be exercisable for a period of ten years from the date of grant and shall be subject to Closing and to the execution by the employee of a Confidentiality and Noncompetition Agreement with BRC and the Company, substantially in the same form as EXHIBIT C-2 attached hereto.

     5.12 CONFIDENTIALITY AND NON-COMPETITION AGREEMENTS. Each person whose name is set forth on EXHIBIT C-1 shall enter into Confidentiality and Noncompetition Agreements with the Company and BRC in substantially the form of EXHIBIT C-2 attached hereto, providing for the payment of the aggregate amount described opposite their respective names on EXHIBIT C-1 and restricting their ability to compete with BRC or the Company as described on such Exhibits.

     5.13 REASONABLE BEST EFFORTS. Each of the Company, the Individuals and BRC shall take all necessary corporate and other action and use its reasonable best efforts to obtain all necessary consents, authorizations, and approvals and to make all necessary filings required to carry out the transactions contemplated by this Agreement, to satisfy the conditions specified in Articles V, VI and VII hereof at the earliest practicable date and otherwise to perform its obligations under this Agreement.

     5.14 RELEASES. Following the Effective Time, the Company and BRC shall use their best reasonable efforts to obtain the release of the Individuals from any guarantees or other personal obligations under or with respect to the contracts and agreements described on SCHEDULE 5.14 hereto.

     5.15 HOLDING PERIOD. Each of the Individuals agrees that he will agree not to assign, transfer or convey any of the BRC Common Stock received or to be received as a result of the Merger, or any interest therein, until the date of public release of the financial results reflecting the post-merger combined operations of BRC and TPG for a period of at least 30 days pursuant to an agreement in substantially the form attached as Exhibit D.

     5.16 BENEFIT PLAN ELIGIBILITY. To the extent permitted by applicable law, BRC agrees to give to employees of the Company full credit for all periods of continuous employment with the Company for eligibility, participation and benefit accrual purposes under each of BRC's employee benefit plans (which shall not include stock option plans, bonus plans or similar compensation related plans) in which employees of the Company may participate on or after the Closing Date. Notwithstanding the foregoing, BRC shall not be obligated to include employees of the Company in BRC's benefit plans if it elects to maintain the Company's employee benefit plans.

                                   ARTICLE VI
     CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY AND THE INDIVIDUALS

     Except as may be waived by the Company and the Individuals, the obligations of the Company and the Individuals to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

     6.1 COMPLIANCE. BRC or MC shall have, or shall have caused to be, satisfied or complied with and performed in all material respects all terms, covenants and conditions of this Agreement to be complied with or performed by BRC or MC on or before the Closing Date.

     6.2 RESOLUTIONS. The Company shall have received copies of resolutions duly adopted by the Board of Directors of BRC and MC and the shareholder of MC approving the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, certified as of the Closing Date by the Secretary of MC and BRC, as appropriate.

     6.3 REPRESENTATIONS AND WARRANTIES. All of the representations and warranties made by BRC or MC in this Agreement shall have been true and correct in all material respects as of the date hereof, and shall be true and correct in all material respects at the Closing Date with the same force and effect as if such representations and warranties had been made at and as of the Closing Date, except for changes permitted or contemplated by this Agreement; provided, however, if one or more of the representations and warranties made by BRC in this Agreement were not true and correct in all material respects when made or would not be true and correct in all material respects as of the Closing Date, but if information is disclosed in the Information Statement/Prospectus that if stated in this Agreement to have been an exception to one or more representations of BRC would have caused such representations and warranties to be true and correct in all material respects, then this condition shall be satisfied.

     6.4 SHAREHOLDER APPROVAL. The Merger shall have been approved and adopted by the shareholders of the Company holding of record not less than 95% of the issued and outstanding Company Common Stock and by the requisite shareholder vote of MC.

     6.5 CONSENTS; LITIGATION. All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations or terminations of waiting periods imposed by any governmental entity, and all required third-party consents, the failure to obtain which would have a Material Adverse Effect on BRC shall have been filed, occurred or been obtained. No action, suit or proceeding shall have been instituted before any court or other governmental entity to restrain, modify, enjoin or prohibit the carrying out of the transactions contemplated hereby.

     6.6 CERTIFICATES. The Company shall have received a certificate or certificates, executed on behalf of BRC by an executive officer of BRC, to the effect that the conditions contained in Sections 6.1, 6.3, 6.4, 6.5 and 6.7 hereof have been satisfied.

     6.7 NO MATERIAL ADVERSE CHANGE. Subsequent to June 30, 1996, there shall have occurred no material adverse change in the financial condition or results of operations of BRC.

     6.8 COMPANY'S INVESTIGATION. The investigations by the Company and its representatives in connection with the proposed transaction shall not have caused the Company, or its representatives, to become aware of any facts or circumstances (even if such facts or circumstances were previously disclosed to the Company in the schedules hereto) which relate to the business, operations, assets, properties, liabilities, financial conditions, results of operations or affairs of BRC that, in the sole judgment of the Company, make it inadvisable for the Company to proceed with the transactions contemplated in this Agreement.

     6.9 OPINIONS. The Company shall have received the opinion of qualified counsel for BRC, satisfactory to the Company and its counsel, dated as of the Closing Date, in a form and substance reasonably satisfactory to the Company.

                                   ARTICLE VII
                CONDITIONS PRECEDENT TO OBLIGATIONS OF BRC AND MC

     Except as may be waived by BRC and MC, the obligations of BRC and MC to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

     7.1 COMPLIANCE. The Company shall have, or shall have caused to be, satisfied or complied with and performed in all material respects all terms, covenants and conditions of this Agreement to be complied with or performed by them on or before the Closing Date.

     7.2 RESOLUTIONS. BRC shall have received copies of resolutions duly adopted by the Board of Directors and the shareholders of the Company approving the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, certified as of the Closing Date by the Secretary of the Company.

     7.3 REPRESENTATIONS AND WARRANTIES. All of the representations and warranties made by the Company in this Agreement and the Individuals in Section
5.8 shall have been true and correct in all material respects as of the date hereof, and shall be true and correct in all material respects at the Closing Date with the same force and effect as if such representations and warranties had been made at and as of the Closing Date, except for changes permitted or contemplated by this Agreement.

     7.4 OPINIONS. The Company shall have received the opinion of qualified Texas counsel for the Company, satisfactory to BRC and its counsel, dated as of the Closing Date, in form and substance reasonably acceptable to BRC.

     7.5 NO MATERIAL ADVERSE CHANGE. Subsequent to June 30, 1996, there shall have occurred no material adverse change in the financial condition or results of operations of the Company.

     7.6 SHAREHOLDER APPROVAL. The Merger and the provisions of this Agreement shall have been duly approved and adopted by the record holders of not less than ninety-five percent (95%) of the issued and outstanding Company Common Stock as of the record date of the shareholders' meeting contemplated in Section 5.3 hereof.

     7.7 CONSENT. All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations or terminations of waiting periods imposed by, any governmental entity, and all required third-party consents, the failure to obtain which would have a Material Adverse Effect on the Surviving Corporation shall have been filed, occurred or been obtained.

     7.8 LEGISLATION. No law or legally binding regulation shall have been enacted that does or would prohibit, restrict or delay consummation of the transactions or any of the conditions to the consummation of the transactions or that does or would have a Material Adverse Effect on the Company.

     7.9 LITIGATION. There shall be no effective injunction, writ or preliminary restraining order or any other order of any nature issued by a court or governmental agency of competent jurisdiction restraining or prohibiting consummation or altering the terms of any of the transactions provided for herein, or actions seeking damages based upon the foregoing which BRC reasonably deems material.

     7.10 BRC'S INVESTIGATION. The investigations by BRC and its representatives in connection with the proposed transaction shall not have caused BRC, or its representatives to become aware of any facts or circumstances (even if such facts or circumstances were previously disclosed to BRC or MC in the schedules hereto) which relate to the business, operations, assets, properties, liabilities, financial conditions, results of operation or affairs of the Company that, in the sole judgment of BRC, make it inadvisable for BRC to proceed with the transactions contemplated by this Agreement.

     7.11 POOLING TREATMENT. BRC shall have received the reasonable assurances of Price Waterhouse LLP, BRC's independent public accountants, to BRC's satisfaction, that the transactions contemplated by this Agreement qualify for pooling-of-interests accounting treatment in accordance with Accounting Principles Board Opinion No. 16 and the rules and regulations of the SEC.

     7.12 SHAREHOLDER'S CERTIFICATE. Each of the Individuals shall have executed and delivered to BRC a certificate to effect that such Individual is unaware of any fact or circumstance related to the Company or the Company Common Stock that would cause any of the Company's representations and warranties set forth in Article III to be untrue.

     7.13 CONFIDENTIALITY AND NONCOMPETITION AGREEMENTS. The persons whose names are set forth on EXHIBIT C-1 shall have executed and entered into a Confidentiality and Noncompetition Agreement each substantially in the same form as EXHIBIT C-2 attached hereto.

     7.14 COMPANY CERTIFICATES. BRC shall have received certificates, executed on behalf of the Company by the executive officers of the Company to the effect that the conditions in Sections 7.1, 7.3, 7.5, 7.6, 7.7, 7.8 and 7.9 hereof have been satisfied.

     7.15 OTHER MATTERS. The Company shall have delivered to BRC, in form and substance reasonably satisfactory to counsel for BRC, such certificates and other evidence as BRC may reasonably request as to the satisfaction of the conditions contained in this Agreement.

                                  ARTICLE VIII
                       INDEMNIFICATION AND SECURITY ESCROW

     8.1  INDEMNITY.

          (a) Subject to Section 8.4 hereof, the Company and the Individuals agree to indemnify and hold BRC and MC, their respective officers, directors, agents, attorneys and accountants ("BRC Indemnitees") harmless from any and all damages, losses which shall include any diminution in value, liabilities (joint or several), payments, obligations, penalties, claims, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements or expenses of any kind or nature whatsoever (collectively, "Damages"), directly or indirectly resulting from, relating to or arising out of:

               (i) any breach or nonperformance (partial or total) of or inaccuracy in any representation or warranty or covenant or agreement of the Company or the Individuals contained in this Agreement;

               (ii) any breach or nonperformance (partial or total) by the Company or the Individuals of any covenant or agreement of any of them contained in this Agreement;

               (iii) any payments, costs or expenses arising from the disclosure on SCHEDULE 3.1 in excess of $22,500;

; provided that the BRC Indemnitees shall not make any claim for Damages hereunder (other than Damages in excess of the amount set forth in subsection (iii) above or Damages arising from the breach of the representations, warranties or covenants contained in Sections 3.8, 3.10, 3.16, 3.18, 3.22 or 9.2 which shall not be subject to the "Indemnity Basket," as defined below) until the aggregate of all such Damages exceeds Fifty Thousand Dollars ($50,000) ("Indemnity Basket") and then only to the extent such aggregate Damages exceed the Indemnity Basket.

          (b) Except for the remedy of specific performance and except to the extent that any of the Individuals shall have engaged in any fraud with respect to the transactions contemplated herein, the rights and remedies set forth in this Article VIII shall be the exclusive rights or remedies available to the BRC Indemnitees with respect to claims for which indemnification is provided or authorized pursuant to this Article. Such limitation shall apply notwithstanding that such claims are asserted by a cause of action or legal theory other than breach of contract.

     8.2 INDEMNIFICATION IF NEGLIGENCE OF INDEMNITEE. The indemnification provided in this Article VIII shall be applicable whether or not negligence of the applicable BRC Indemnitee is alleged or proven.

     8.3 NO THIRD PARTY BENEFICIARIES. The foregoing indemnification is given solely for the purpose of protecting the parties of this Agreement and the BRC Indemnitees and shall not be deemed extended to, or interpreted in any manner to confer any benefit, right or cause of action, upon, any other person or entity.

     8.4 SECURITY ESCROW. On the Closing Date, ten percent (10%) of the Merger Consideration shall be escrowed (the "Escrow") with an independent third party of BRC's choosing and reasonably acceptable to the Company (the "Escrow Agent") to secure and satisfy the BRC Indemnitee's right to indemnification hereunder. The Escrow shall be governed by the Escrow Agreement in form and substance reasonably satisfactory to BRC and the Company. The Escrow Agreement shall provide, among other things, that subject to any claim by any BRC Indemnitee for indemnity hereunder, the Escrow shall remain in effect until the earlier of (1) the first anniversary of the Effective Date or (2) the completion of the next regularly scheduled audited financial statement for the Surviving Corporation. In the event that at any time prior to termination of the Escrow, any BRC Indemnitee shall reasonably determine itself entitled to indemnification hereunder, such BRC Indemnitee shall deliver notice to the Escrow Agent of the aggregate value of its claims for indemnity and the Escrow Agent shall retain in the Escrow that number of shares of BRC Common Stock equal to the aggregate amount of such claims divided by the MP (as defined in Section 2(b)). From time to time, upon submission to the Escrow Agent of a final nonappealable judgment or other evidence of the fixing or determination of an amount giving rise to indemnity hereunder, the Escrow Agent shall, subject to the terms and conditions of the Escrow Agreement, distribute to such BRC Indemnitee from the Escrow that number of shares of BRC Common Stock having an aggregate value, based upon the MP, equal to such claim. For all purposes hereunder, the amount held in the Escrow with respect to the Merger Consideration shall be considered a single fund for satisfying claims of indemnity by any BRC Indemnitee. Notwithstanding any other provision hereof to the contrary, the BRC Indemnitee's right to indemnification under this Agreement shall be limited to the shares of BRC Common Stock held in the Escrow. Upon termination of the Escrow, the remaining shares of BRC Common Stock held therein shall be distributed pro rata to the record holders of the Company Common Stock, treating all such parties as a single class, pro rata.

                                   ARTICLE IX
                                  MISCELLANEOUS

     9.1 TERMINATION. In addition to the provisions regarding termination set forth elsewhere herein, this Agreement and the transactions contemplated hereby may be terminated at any time on or before the Closing Date:

          (a) by mutual consent of the Boards of Directors of the Company and BRC;

          (b) by the Company if any representation or warranty of BRC or by BRC if any representation or warranty of the Company or any Individual contained herein shall have been incorrect or breached in any material respect, as to which notice shall have been given to such party, and shall not have been cured or otherwise resolved to the reasonable satisfaction of the other party on or before the Closing Date, or by either the Company or BRC if any condition to the consummation of the transactions contemplated hereunder that must be fulfilled by the other to its satisfaction has (in the good faith judgment of a majority of the Board of Directors) become impractical to be fulfilled;

          (c) by the Company or BRC if the average of the last reported sale price of the BRC Common Stock as reported on the NASDAQ Stock Market National Market System for the twenty consecutive trading days shall be less than $30 or shall exceed $40;

          (d) by either BRC or the Company if any permanent injunction or other order of a court or other competent authority preventing the consummation of the transactions shall have become final and nonappealable;

          (e) by either the Company or BRC if the Merger contemplated by this Agreement has not been consummated by September 5, 1996, unless such failure of consummation is due to the failure of the terminating party to perform or observe the covenants, agreements and conditions hereof to be performed or observed by it at or before the Closing Date;

          (f) by either MC or the Company if its shareholders or the other Constituent Corporation's shareholders fail to approve the Merger at the shareholders' meeting called for the purpose of considering and voting on the Merger; and

          (g) by BRC if there shall have occurred a material adverse change in the financial condition, results of operations or prospects of the Company since June 30, 1996.

     If this Agreement is rightfully terminated pursuant to this Section 9.1, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement, except to the extent expressly provided for elsewhere in this Agreement.

     9.2 EXPENSES. If the transactions contemplated by this Agreement are not consummated, each party hereto shall pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby. Without the express written consent of BRC, neither the Company nor the Subsidiary has or will incur any expense in connection with the negotiation of this Agreement or the consummation of the transactions contemplated thereby in excess of $125,000 in the aggregate with regard to all such expense.

     9.3 ENTIRE AGREEMENT. This Agreement and the exhibits and schedules hereto contain the complete agreement among the parties with respect to the transactions contemplated hereby and supersede all prior agreements and understandings among the parties with respect to such transactions. Section and other headings are for reference purposes only and shall not affect the interpretation or construction of this Agreement. The parties hereto have not made any representation or warranty except as expressly set forth in this Agreement or in any certificate or schedule delivered pursuant hereto. The obligations of any party under any agreement executed pursuant to this Agreement shall not be affected by this section.

     9.4 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of each party contained herein or in any exhibit, certificate, document or instrument delivered pursuant to this Agreement shall survive the Closing until the earlier of (1) the first anniversary of the Effective Date or
(2) the completion of the next regularly scheduled audited consolidated financial statement (including the operating results of the Company) of BRC.

     9.5 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute only one original.

     9.6 NOTICES. All notices, demands, requests or other communications that may be or are required to be given, served or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by hand delivery, addressed as follows:

     (i)  If to the Company:

               The Pace Group, Inc.
               12160 Abrams Road
               Suite 409
               Dallas, Texas  75243
               Attention:  President

     (ii) If to BRC or MC:

               BRC Holdings, Inc.
               1111 West Mockingbird, Suite 1400
               Dallas, Texas  75247
               Attention:  President

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request or communication that is mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent and received for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt or the affidavit of messenger being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

     9.7 SUCCESSORS AND ASSIGNS. This Agreement and the rights, interests and obligations hereunder shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

     9.8 GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Texas.

     9.9 WAIVER AND OTHER ACTION. This Agreement may be amended, modified or supplemented only by a written instrument executed by the parties against which enforcement of the amendment, modification or supplement is sought.

     9.10 SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were never a part hereof; the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance; and in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                              THE PACE GROUP, INC.
                              (A TEXAS CORPORATION)

                              By:   /s/ Ray H. Pace
                                 -----------------------------------------
                                  Ray H. Pace, President

                              BRC HOLDINGS, INC.
                              (A DELAWARE CORPORATION)

                              By:    /s/ Thomas E. Kiraly
                                 -----------------------------------------
                              Name:
                                   ---------------------------------------
                              Title:
                                    --------------------------------------

                              BRC MERGER CORP. II
                              (A TEXAS CORPORATION)

                              By:   /s/ Thomas E. Kiraly
                                 -----------------------------------------
                              Name:
                                   ---------------------------------------
                              Title:
                                    --------------------------------------

                              INDIVIDUALS:

                                 /s/ Ray H. Pace
                              --------------------------------------------
                              Ray H. Pace

                                 /s/ James C. Baumgarten
                              --------------------------------------------
                              James C. Baumgarten

                                 /s/ William J. Fosick
                              --------------------------------------------
                              William J. Fosick

                                 /s/ P. Michael Autrey
                              --------------------------------------------
                              P. Michael Autrey

                                 /s/ Karen A. Brayer
                              --------------------------------------------
                              Karen A. Brayer

                                 /s/ Richard F. Ugarte
                              --------------------------------------------
                              Richard F. Ugarte